Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Explanatory Note: The following discussion analyzes the Company’s financial condition and results of operations. The following information should be read in conjunction with the Company’s consolidated financial statements and the accompanying notes included as Exhibit 99.3 of this Current Report on Form 8-K.

Overview

United Continental Holdings, Inc. (together with its consolidated subsidiaries, “UAL” or the “Company”) is a holding company and its principal, wholly-owned subsidiary is United Airlines, Inc. (together with its consolidated subsidiaries, “United”). As UAL consolidates United for financial statement purposes, disclosures that relate to activities of United also apply to UAL, unless otherwise noted. United’s operating revenues and operating expenses comprise nearly 100% of UAL’s revenues and operating expenses. In addition, United comprises approximately the entire balance of UAL’s assets, liabilities and operating cash flows. When appropriate, UAL and United are named specifically for their individual contractual obligations and related disclosures and any significant differences between the operations and results of UAL and United are separately disclosed and explained. We sometimes use the words “we,” “our,” “us,” and the “Company” in this Exhibit 99.2 of this Current Report on Form 8-K for disclosures that relate to all of UAL and United.

On May 2, 2010, UAL Corporation, Continental Airlines, Inc. (together with its consolidated subsidiaries, “Continental”) and JT Merger Sub Inc., a wholly-owned subsidiary of UAL Corporation, entered into an Agreement and Plan of Merger. On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly-owned subsidiary of UAL Corporation (the “Merger”). Upon closing of the Merger, UAL Corporation became the parent company of both United Air Lines, Inc. and Continental and UAL Corporation’s name was changed to United Continental Holdings, Inc. On March 31, 2013, the Company merged United Air Lines, Inc. into Continental to form one legal entity, and Continental’s name was changed to United Airlines, Inc. The financial statements of United Air Lines, Inc. and Continental are now combined at their historical cost for all periods presented beginning on October 1, 2010, the date on which Continental became a wholly-owned subsidiary of UAL. There will no longer be a requirement to separately report the historical financial statements of Continental.

2012 Financial Highlights

•

The Company recorded net loss of $723 million for 2012, as compared to net income of $840 million for 2011. Excluding special items, the Company recorded net income of $589 million for 2012, compared to net income of $1.3 billion for 2011. See Exhibit 99.1 of this Current Report on Form 8-K for a reconciliation of GAAP to non-GAAP net income.

•	Unrestricted cash, cash equivalents and short-term investments at December 31, 2012 was $6.5 billion as compared to $7.8 billion at December 31, 2011.

•

2012 consolidated passenger revenue increased approximately $72 million, or 0.2%, as compared to 2011. Consolidated passenger revenue per available seat mile (“PRASM”) increased 1.7% in 2012 compared to 2011.

•	Full-year 2012 cost per available seat mile (“CASM”) increased 6.7% year-over-year.

2012 Operational Highlights

•

For the years ended December 31, 2012 and 2011, the Company recorded a U.S. Department of Transportation on-time arrival rate of 77.4% and 78.8%, respectively, and a system completion factor of 98.6% and 98.7%, respectively.

•

Consolidated traffic (“RPMs”) for 2012 decreased 1.0% as compared to 2011, while consolidated capacity (“ASMs”) decreased 1.5% from the prior year, resulting in a consolidated load factor of 82.6% in 2012 versus a consolidated load factor of 82.2% in 2011.

•

The Company took delivery of six Boeing 787-8 Dreamliners and 19 Boeing 737-900ERs in 2012. The Company also removed from service 19 Boeing 737-500s, one Boeing 757-200 and three Boeing 767-200s during the year. The Company launched its first commercial 787 flight in early November 2012.

Set forth below is a discussion of the principal matters that we believe could impact our financial and operating performance and cause our results of operations in future periods to differ materially from our historical operating results and/or from our anticipated results of operations described in the forward-looking statements in this Exhibit 99.2 of this Current Report on Form 8-K. See Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”), and the factors described under “Forward-Looking Information” for further discussion of these and other factors that could affect us.

Merger Integration. During 2012, the Company made significant progress in integrating its products, services, policies and a number of information technology systems. Following the conversion of its passenger service system in March 2012, the Company now has a single passenger service system, a single loyalty program, MileagePlus, and a single website, united.com. Continental’s OnePass loyalty program formally ended in the first quarter of 2012, at which point the Company automatically enrolled OnePass members in the MileagePlus program and deposited into those MileagePlus accounts award miles equal to OnePass members’ award miles balance. As a result of the conversion to a single passenger service system, the Company now operates using a single reservations system, carrier code, flight schedule, website and departure control system.

The Company continued to redeploy aircraft across its global network, better matching aircraft and demand on a route by route basis.

The Company’s pilots represented by the Air Line Pilots Association, International (“ALPA”) ratified a new joint collective bargaining agreement with the Company.

Some key initiatives for the Company in 2013 include maintaining reliable operational performance, investing in customer service training and tools for its frontline co-workers, completing the installation of flat-bed seats in the premium cabins of its international widebody aircraft, installing global satellite based WiFi on approximately 300 of its mainline aircraft, and reaching competitive joint collective bargaining agreements with its union-represented employee groups.

The Company expects the Merger to deliver $1.0 billion to $1.2 billion in net annual synergies on a run-rate basis when the integration is complete and synergy benefits are fully realized.

The Company has incurred substantial expenses in connection with the Merger. The Company incurred approximately $739 million of integration-related cash costs in 2012 and expects this amount to decrease significantly in 2013 to approximately $250 million. There are many factors that could affect the total amount or the timing of those expenses, and many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. See Notes 1 and 20 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K for additional information on the Merger.

Economic Conditions. The economic outlook for the aviation industry in 2013 is characterized by stagnant to modest U.S. and global economic growth. We cannot predict whether the demand for air travel will improve or the rate of such improvement. Continuing economic uncertainty, including continued European sovereign debt uncertainty and political and socioeconomic tensions in regions such as the Middle East, may result in diminished demand for air travel and may impair our ability to achieve profitability in 2013.

Capacity. Over the past year, the Company leveraged the flexibility of its combined fleet to better match market demand and added new routes from its hubs to international destinations such as Istanbul, Turkey; Manchester, England; Dublin, Ireland; Buenos Aires, Argentina; Monterrey, Mexico; San Salvador, El Salvador; Kelowna, British Columbia, Canada; and Doha, Qatar via Dubai, United Arab Emirates. In addition, for 2013, the Company expects to add new routes from its hubs to Taipei, Taiwan; Shannon, Ireland; Paris, France; Edmonton, Alberta, Canada; Fort McMurray, Alberta, Canada; Thunder Bay, Ontario, Canada; and Denver’s first service to Asia with non-stop service to Tokyo, subject to government approval. We expect consolidated capacity for 2013 to be lower than consolidated capacity in 2012. Should fuel prices increase significantly or should U.S. or global economic growth outlooks decline substantially, we would likely adjust our capacity plans to reflect the different operating environment.

Fuel Costs. Fuel prices continued to be volatile in 2012. The Company’s average aircraft fuel price per gallon including related taxes was $3.27 in 2012 as compared to $3.06 in 2011. If fuel prices rise significantly from their current levels, we may be unable to raise fares or other fees sufficiently to fully offset our increased costs. In addition, high fuel prices may impair our ability to achieve profitability. Based on projected fuel consumption in 2013, a one dollar change in the price of a barrel of crude oil would change the Company’s annual fuel expense by approximately $94 million. To protect against increases in the prices of aircraft fuel, the Company routinely hedges a portion of its future fuel requirements.

Labor Costs. As of December 31, 2012, United had approximately 80% of employees represented by unions. We are in the process of negotiating amended collective bargaining agreements with our major employee groups. The Company cannot predict the outcome of negotiations with its unionized employee groups, although significant increases in the pay and benefits resulting from new collective bargaining agreements would have an adverse financial impact on the Company.

In 2013, the Company expects CASM, excluding fuel, profit sharing and third-party business expense to increase 4.5% to 5.5% year-over-year, of which approximately 2.5 percentage points are due to collective bargaining agreements with various employee groups.

Results of Operations

In this section, we compare results of operations for the year ended December 31, 2012 with results of operations for the year ended December 31, 2011. This presentation differs from the comparison of 2011 and 2010 results, which compares the Company’s financial performance year-over-year excluding the Merger impact in 2010, represented by Continental results in the fourth quarter of 2010. Non-GAAP financial measures are presented because they provide management and investors with the ability to measure and monitor the Company’s performance on a consistent basis.

2012 compared to 2011

Operating Revenue

The table below illustrates the year-over-year percentage change in the Company’s operating revenues for the years ended December 31 (in millions, except percentage changes):

	2012	2011	Increase (Decrease)	% Change
Passenger—Mainline	$25,804	$25,975	$(171)	(0.7)
Passenger—Regional	6,779	6,536	243	3.7

Total passenger revenue	32,583	32,511	72	0.2
Cargo	1,018	1,167	(149)	(12.8)
Special revenue item	—	107	(107)	NM
Other operating revenue	3,551	3,325	226	6.8

	$37,152	$37,110	$42	0.1

The table below presents the Company’s passenger revenues and operating data based on geographic region (regional flights consist primarily of domestic routes):

	Increase (decrease) in 2012 from 2011 (a):
	Domestic	Pacific	Atlantic	Latin	Total Mainline	Regional	Consolidated
Passenger revenue (in millions)	$(338)	$391	$(197)	$(27)	$(171)	$243	$72
Passenger revenue	(2.6)%	8.6%	(3.4)%	(1.0)%	(0.7)%	3.7%	0.2%
Average fare per passenger	1.5%	2.3%	(0.1)%	(1.5)%	2.3%	0.6%	1.2%
Yield	(0.1)%	5.1%	0.3%	(4.2)%	0.6%	2.5%	1.2%
PRASM	(0.3)%	5.8%	0.2%	(2.2)%	0.8%	5.5%	1.7%
Average stage length	2.3%	1.6%	0.3%	3.1%	2.8%	(2.3)%	1.1%
Passengers	(4.0)%	6.1%	(3.4)%	0.5%	(2.9)%	3.1%	(1.0)%
RPMs (traffic)	(2.5)%	3.2%	(3.7)%	3.2%	(1.3)%	1.2%	(1.0)%
ASMs (capacity)	(2.4)%	2.7%	(3.6)%	1.3%	(1.4)%	(1.7)%	(1.5)%
Passenger load factor (points)	(0.2)	0.4	(0.2)	1.6	0.1	2.2	0.4

(a)	See Exhibit 99.1 of this Current Report on Form 8-K for the definition of these statistics.

Consolidated passenger revenue in 2012 increased approximately $72 million, or 0.2%, as compared to 2011. This increase was due to an increase of 1.2% in both average fare per passenger and yield, over the same period as a result of improved pricing primarily from industry capacity discipline, offset by a 1.0% decline in passengers. The reduced traffic from both business and leisure passengers in 2012 was offset by higher fares, which drove improvements in both average fare per passenger and yield.

Cargo revenue decreased by $149 million, or 12.8%, in 2012 as compared to 2011 due to excess industry capacity and a weaker demand environment. Both cargo volume and yield declined in 2012 compared to 2011. Freight revenue in 2012 decreased 13.4% compared to 2011 due to lower volume, fuel surcharges and processing fees. Mail revenue decreased 8.1% in 2012 as compared to 2011 primarily due to lower volume.

Revenue in 2011 was also impacted by certain accounting changes, as described in Note 2 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K. In conjunction with these accounting changes, the Company recorded a special adjustment in 2011 to decrease frequent flyer deferred revenue and increase revenue by $107 million in connection with a modification to The Consolidated Amended and Restated Co-Branded Card Marketing Services Agreement dated June 9, 2011 (the “Co-Brand Agreement”) with Chase Bank USA, N.A. (“Chase”).

Other operating revenue was up $226 million, or 6.8%, in 2012 as compared to 2011, which was primarily due to a change in the deferral rate related to the sales of credit card miles in conjunction with the modification of the Co-Brand Agreement in accordance with Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”), which was adopted in 2011. Other operating revenue also increased due to additional sales of aircraft fuel to a third party.

Operating Expense

The table below includes data related to the Company’s operating expense for the year ended December 31 (in millions, except percentage changes).

	2012	2011	Increase (Decrease)	% Change
Aircraft fuel	$13,138	$12,375	$763	6.2
Salaries and related costs	7,945	7,652	293	3.8
Regional capacity purchase	2,470	2,403	67	2.8
Landing fees and other rent	1,929	1,928	1	0.1
Aircraft maintenance materials and outside repairs	1,760	1,744	16	0.9
Depreciation and amortization	1,522	1,547	(25)	(1.6)
Distribution expenses	1,352	1,435	(83)	(5.8)
Aircraft rent	993	1,009	(16)	(1.6)
Special charges	1,323	592	731	NM
Other operating expenses	4,681	4,603	78	1.7

	$37,113	$35,288	$1,825	5.2

The significant increase in aircraft fuel expense was primarily attributable to increased fuel prices and gains (losses) from fuel hedging activity in both years, as shown in the table below which reflects the significant changes in aircraft fuel cost per gallon for 2012 as compared to 2011.

	(In millions)			Average price per gallon
	2012	2011	% Change	2012	2011	% Change
Total aircraft fuel cost excluding hedge impacts	$12,997	$12,878	0.9	$3.24	$3.19	1.6
Hedge gains (losses) reported in fuel expense (a)	(141)	503	NM	(0.03)	0.13	NM

Fuel expense as reported	13,138	12,375	6.2	3.27	3.06	6.9
Settled hedge gains (losses) not recorded in fuel expense (b)	(1)	(60)	NM	—	(0.02)	NM

Fuel expense including all gains (losses) from settled hedges	13,139	12,435	5.7	3.27	3.08	6.2
Hedge non-cash mark-to-market gains (losses) (c)	38	1	NM	0.01	—	NM

Fuel expense including all hedge impacts	$13,101	$12,434	5.4	$3.26	$3.08	5.8

Total fuel consumption (gallons)	4,016	4,038	(0.5)

(a)	Includes gains (losses) from settled hedges that were designated for hedge accounting.
(b)	Includes ineffectiveness gains (losses) and gains (losses) on derivatives not designated for hedge accounting. These amounts are recorded in Nonoperating income (expense): Miscellaneous, net.
(c)	Includes ineffectiveness gains (losses) and non-cash mark-to-market gains (losses) on all open fuel hedge positions. These amounts are recorded in Nonoperating income (expense): Miscellaneous, net.

Salaries and related costs increased $293 million, or 3.8%, in 2012 as compared to 2011. The increase was due to several factors including a 3.5% increase in the number of average full-time employees year-over-year, higher pay rates primarily driven by new collective bargaining agreements, pension costs, and overtime for airport and call center employees related to our conversion to a single passenger service system. The increase was offset by a decrease in profit sharing and lower workers’ compensation and long-term disability.

Distribution expenses decreased $83 million, or 5.8%, in 2012 as compared to 2011 due to reduced fees with our online ticket agents, lower credit card discount fees driven by legislation reducing costs on debit card sales, and lower volume of global distribution fees paid.

Other operating expenses increased $78 million, or 1.7%, in 2012 as compared to 2011 due to additional trip interruption costs, costs associated with higher fuel sales, hotel and per diem expenses, personnel-related expenses and higher advertising expenses.

The table below presents integration-related costs and special items incurred by the Company during the years ended December 31 (in millions):

	2012	2011
Integration-related costs	$739	$517
Labor agreement costs	475	—
Voluntary severance and benefits	125	—
Intangible asset impairments	30	4
Termination of maintenance service contract	—	58
Other	(46)	13

Total special items	1,323	592
Tax benefit on intangible asset impairments	(11)	(2)

Total special items, net of tax	$1,312	$590

Integration-related costs include compensation costs related to systems integration and training, costs to repaint aircraft in the new livery and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods and relocation costs for employees and severance primarily associated with administrative headcount reductions.

On December 31, 2012, UAL and United Air Lines, Inc. entered into an agreement with the Pension Benefit Guaranty Corporation (the “PBGC”) that reduced the aggregate amount of 8% Contingent Senior Notes to be issued by UAL, and eliminated the contingent nature of such obligation by replacing the $188 million principal amount of 8% Contingent Senior Notes incurred as of December 31, 2012 and the obligation to issue any additional 8% Contingent Senior Notes with $400 million principal amount of new 8% Notes due 2024 (the “New 8% Notes”). In addition, UAL agreed to replace the $652 million principal amount outstanding of 6% Senior Notes due 2031 with $326 million principal amount of new 6% Notes due 2026 and $326 million principal amount of 6% Notes due 2028 (collectively, the “New 6% Notes” and together with the New 8% Notes, the “New PBGC Notes”). The Company did not receive any cash proceeds in connection with the issuance of the New PBGC Notes. The Company is accounting for this agreement as a debt extinguishment, resulting in a charge of $309 million that represents the fair value of $212 million of New 8% Notes that it agreed to issue and the change in the fair value of the New 6% Notes and the $188 million of New 8% Notes versus their previous carrying values. The Company classified the expense as a component of special charges because the note restructuring would not have occurred if it were not for the Merger.

The Company also recorded impairment charges related to European take-off and landing slots primarily due to the weakening of the U.S. dollar against certain foreign currencies and reductions in scheduled flights. In addition, the Company recorded additional costs associated with the ratification of the joint collective bargaining agreement by the Company’s pilots represented by ALPA. The Company also recorded charges associated with various voluntary retirement and leave of absence programs for its various employee groups. See Note 20 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K for additional information related to special items.

Nonoperating Income (Expense)

The following table illustrates the year-over-year dollar and percentage changes in the Company’s nonoperating income (expense) (in millions except percentage changes):

	2012	2011	Increase (Decrease)	% Change
Interest expense	$(835)	$(949)	$(114)	(12.0)
Interest capitalized	37	32	5	15.6
Interest income	23	20	3	15.0
Miscellaneous, net	12	(80)	92	NM

Total	$(763)	$(977)	$(14)	(1.4)

The decrease in interest expense of $114 million, or 12%, in 2012 as compared to 2011 was primarily due to lower average debt principal outstanding for a majority of the year.

In 2012, miscellaneous, net included a fuel hedge ineffectiveness loss of $1 million primarily resulting from a decrease in fuel hedge ineffectiveness as compared to a loss of $59 million in the year-ago period. Miscellaneous, net also included mark-to-market gains of $38 million from derivatives not qualifying for hedge accounting as compared to zero in 2011.

United’s nonoperating expense also includes a net gain of $42 million associated with marking to market the fair value of derivative assets and liabilities related to agreements that provide for United’s convertible debt to be settled with UAL common stock. This net gain and related derivatives are reflected only in the United stand-alone financial statements as they are eliminated at the consolidated level. See Note 12 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K for additional information.

2011 compared to 2010

To provide a more meaningful comparison of the Company’s 2011 financial performance to 2010, we have quantified the increases relating to our operating results that are due to Continental operations after the Merger closing date. The increases due to the Merger, presented in the tables below, represent Continental’s actual results for the fourth quarter of 2010 and full year 2011. The discussion of the Company’s results excludes the impact of Continental’s results. Intercompany transactions in 2010 were immaterial.

Operating Revenue

The table below illustrates the year-over-year percentage change in the Company’s operating revenues for the years ended December 31 (in millions, except percentage changes):

	2011	2010	$ Change	$ Increase due to Merger	$ Change Excluding Merger Impact	% Change Excluding Merger Impact
Passenger—Mainline	$25,975	$16,019	$9,956	$9,211	$745	5.6
Passenger—Regional	6,536	4,217	2,319	2,041	278	7.6

Total passenger revenue	32,511	20,236	12,275	11,252	1,023	6.0
Cargo	1,167	832	335	329	6	0.8
Special revenue item	107	—	107	19	88	NM
Other operating revenue	3,325	2,257	1,068	1,012	56	2.8

	$37,110	$23,325	$13,785	$12,612	$1,173	5.9

The table below presents the Company’s selected passenger revenue and selected operating data based on geographic region (regional flights consist primarily of domestic routes):

	Increase (decrease) in 2011 from 2010 (a):
	Domestic		Pacific		Atlantic		Latin		Total Mainline		Regional		Consolidated
Passenger revenue (in millions)	$231		$183		$143		$188		$745		$278		$1,023
Passenger revenue	3.2%		6.0%		5.2%		39.0%		5.6%		7.6%		6.0%
Average fare per passenger	13.1%		8.9%		5.8%		1.6%		13.0%		13.7%		12.9%
Yield	9.8%		6.2%		6.3%		8.7%		8.4%		7.2%		8.4%
PRASM	11.7%		3.0%		3.5%		6.3%		7.9%		7.7%		8.0%
Average stage length	3.1%		1.6%		(2.4)%		(5.1)%		5.2%		5.7%		4.9%
Passengers	(8.7)%		(2.7)%		(0.6)%		36.8%		(6.5)%		(5.4)%		(6.1)%
RPMs (traffic)	(6.0)%		(0.2)%		(1.1)%		27.9%		(2.7)%		0.3%		(2.2)%
ASMs (capacity)	(7.6)%		2.8%		1.7%		30.8%		(2.2)%		(0.1)%		(1.9)%
Passenger load factor (points)	1.5	pts.	(2.5	) pts.	(2.2	) pts.	(1.8	) pts.	(0.4	) pts.	0.4	pts.	(0.3	) pts.

(a)	See Exhibit 99.1 of this Current Report on Form 8-K for the definition of these statistics.

Excluding the impact of the Merger, passenger revenue in 2011 increased approximately $1 billion, or 6%, as compared to 2010. These increases were due to increases of 12.9% and 8.4% in average fare per passenger and yield, respectively, over the same period primarily due to year-over-year capacity discipline, which in turn resulted in improved pricing and higher average fares. Traffic and capacity decreased approximately 2.2% and 1.9%, respectively, while passenger revenue per available seat mile increased approximately 8% in 2011 as compared to 2010. Average fares were also higher in 2011 as compared to 2010 due to fare increases implemented in response to higher fuel prices.

Excluding the impact of the Merger, revenue also increased in 2011 as a result of certain accounting changes as described in Note 2 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K. In conjunction with these changes, the Company recorded a special adjustment to decrease frequent flyer deferred revenue and increase revenue by $88 million in connection with a modification to the Co-Brand Agreement with Chase.

Operating Expense

The table below includes data related to the Company’s operating expense for the year ended December 31 (in millions, except percentage changes):

	2011	2010	$ Change	$ Increase due to Merger	$ Change Excluding Merger Impact	% Change Excluding Merger Impact
Aircraft fuel	$12,375	$6,687	$5,688	$4,308	$1,380	24.2
Salaries and related costs	7,652	5,002	2,650	2,619	31	0.7
Regional capacity purchase	2,403	1,812	591	628	(37)	(2.3)
Landing fees and other rent	1,928	1,307	621	669	(48)	(4.5)
Aircraft maintenance materials and outside repairs	1,744	1,115	629	460	169	17.2
Depreciation and amortization	1,547	1,079	468	449	19	2.1
Distribution expenses	1,435	912	523	532	(9)	(1.2)
Aircraft rent	1,009	500	509	512	(3)	(0.9)
Special charges	592	669	(77)	(42)	(35)	NM
Other operating expenses	4,603	3,266	1,337	1,505	(168)	(6.2)

	$35,288	$22,349	$12,939	$11,640	$1,299	6.9

Excluding the impact of the Merger, operating expenses increased approximately $1.3 billion, or 6.9%, in 2011 as compared to 2010.

The significant increase in aircraft fuel expense was primarily attributable to a 27% increase in fuel prices offset by a 2.2% decrease in fuel consumption.

Salaries and related costs increased $31 million, or 0.7%, due to higher pay rates and a one-time signing bonus for certain labor groups.

Landing fees and other rent decreased $48 million, or 4.5%, primarily due to higher than anticipated credits (refunds) received in 2011 as a result of airports’ audits of prior period payment.

Aircraft maintenance materials and outside repairs increased $169 million, or 17.2%, primarily due to increased power by the hour rates and a higher number of service events.

Other operating expenses decreased $168 million, or 6.2%, primarily due to aircraft redeployment as a result of the Merger.

The table below presents integration and Merger-related costs and special items incurred by the Company during the years ended December 31 (in millions):

	2011	2010
Integration and Merger-related costs	$517	$564
Termination of maintenance service contract	58	—
Intangible asset impairments	4	29
Aircraft impairment	—	136
Goodwill impairment credit	—	(64)
Other	13	4

Total special items	592	669
Tax benefit on intangible asset impairments	(2)	(12)

Total special items, net of tax	$590	$657

Integration and Merger-related costs include compensation costs related to systems integration and training, costs to repaint aircraft in the new livery and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, severance primarily associated with administrative headcount reductions and a charge related to the Company’s obligation to issue 8% Notes. See Notes 1 and 20 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K for additional information related to special items.

Nonoperating Income (Expense)

The following table illustrates the year-over-year dollar and percentage changes in the Company’s nonoperating income (expense) (in millions, except percentage changes):

	2011	2010	$ Change	$ Increase (decrease) due to Merger	$ Change Excluding Merger Impact	% Change Excluding Merger Impact
Interest expense	$(949)	$(798)	$151	$256	$(105)	(14.7)
Interest capitalized	32	15	17	13	4	36.4
Interest income	20	15	5	7	(2)	(16.7)
Miscellaneous, net	(80)	45	(125)	(74)	(51)	NM

Total	$(977)	$(723)	$254	$310	$(56)	(8.7)

Excluding the impact of the Merger, nonoperating expense decreased $56 million, or 8.7%, in 2011 as compared to 2010, which was primarily due to the pay down of debt obligations in 2011.

Liquidity and Capital Resources

As of December 31, 2012, the Company had $6.5 billion in unrestricted cash, cash equivalents and short-term investments, a decrease of $1.2 billion from December 31, 2011. The Company also has a $500 million undrawn Credit and Guaranty Agreement (the “Revolving Credit Facility”) as of December 31, 2012. As of December 31, 2012, the Company had $447 million of restricted cash and cash equivalents, which is primarily collateral for performance bonds, letters of credit, credit card processing agreements and estimated future workers’ compensation claims. We may be required to post significant additional cash collateral to provide security for obligations that are not currently backed by cash. Restricted cash and cash equivalents at December 31, 2011 totaled $569 million. As of December 31, 2012, the Company had cash collateralized $77 million of letters of credit, most of which had previously been issued and collateralized under the provisions of the Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of February 2, 2007 (the “Amended Credit Facility”). As of December 31, 2012, the Company had all of its commitment capacity under its $500 million Revolving Credit Facility available for letters of credit or borrowings.

As is the case with many of our principal competitors, we have a high proportion of debt compared to capital. We have a significant amount of fixed obligations, including debt, aircraft leases and financings, leases of airport property and other facilities and pension funding obligations. At December 31, 2012, the Company had approximately $13.2 billion of debt and capital lease obligations, including $1.9 billion that are due within the next 12 months. In addition, we have substantial non-cancelable commitments for capital expenditures, including the acquisition of new aircraft and related spare engines. The Company had principal payments of debt and capital lease obligations totaling $1.5 billion in 2012.

The Company will continue to evaluate opportunities to repurchase its debt in open market transactions to reduce its indebtedness and the amount of interest paid on its indebtedness.

As of December 31, 2012, UAL had firm commitments to purchase 100 Boeing 737 MAX 9 aircraft scheduled for delivery from 2018 through 2022. UAL also had options to purchase an additional 100 Boeing 737 MAX 9 aircraft. UAL had the right, and intends in the future, to assign its interest under the purchase agreement for the 737 MAX 9 aircraft to United.

As of December 31, 2012, United had firm commitments to purchase 147 new aircraft (49 Boeing 787 aircraft, 73 Boeing 737 aircraft and 25 Airbus A350XWB aircraft) scheduled for delivery from January 1, 2013 through 2020. United also had options to purchase 74 Boeing aircraft and purchase rights for additional aircraft. In 2013, United expects to take delivery of 24 Boeing 737-900ER aircraft and two Boeing 787-8 aircraft.

As of December 31, 2012, United had arranged for enhanced equipment trust certificate (“EETC”) financing of 14 Boeing 737-900ER aircraft and one Boeing 787-8 aircraft scheduled for delivery from January through July 2013. In addition, United had secured backstop financing commitments from its widebody aircraft and engine manufacturers for a limited number of its future aircraft deliveries, subject to certain customary conditions. However, the Company does not have backstop financing or any other financing currently in place for its firm narrowbody aircraft orders or its other aircraft orders with Boeing. Financing will be necessary to satisfy the Company’s capital commitments for its firm order aircraft and other related capital expenditures. The Company can provide no assurance that any financing not already in place for aircraft and spare engine deliveries will be available to the Company on acceptable terms when necessary or at all. See Notes 14 and 17 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K for additional information.

For 2013, the Company expects to make approximately $2.5 billion of gross capital expenditures ($1.4 billion net of anticipated financings, including net purchase deposits).

As of December 31, 2012, a substantial portion of the Company’s assets, principally aircraft, spare engines, aircraft spare parts, route authorities and certain other intangible assets, was pledged under various loan and other agreements. See Note 14 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K for additional information on assets provided as collateral by the Company.

Although access to the capital markets improved in 2012 and 2011, as evidenced by our financing transactions in both years, we cannot give any assurances that we will be able to obtain additional financing or otherwise access the capital markets in the future on acceptable terms, or at all. We must sustain our profitability and/or access the capital markets to meet our significant long-term debt and capital lease obligations and future commitments for capital expenditures, including the acquisition of aircraft and related spare engines.

The following is a discussion of the Company’s sources and uses of cash from 2010 to 2012. As the Company applied the acquisition method of accounting to the Merger, the Company’s cash activities discussed below include Continental’s activities only after October 1, 2010.

Cash Flows from Operating Activities

2012 compared to 2011

The Company’s cash from operating activities decreased by $1.5 billion in 2012, as compared to 2011. Cash from operations declined due to the Company’s net loss position and the reduction of frequent flyer deferred revenue and advanced purchase of miles by $712 million in 2012.

2011 compared to 2010

The Company’s cash from operating activities increased by $501 million in 2011, as compared to 2010. Cash from operations improved due to the Company’s improved operational performance in 2011. The Company’s increased revenues were offset in part by higher cash operating expenses resulting from the Merger, including fuel and aircraft maintenance expense.

Cash Flows from Investing Activities

2012 compared to 2011

The Company’s capital expenditures, including aircraft purchase deposits, were $2 billion and $840 million in 2012 and 2011, respectively. The Company’s capital expenditures for 2012 were primarily attributable to the purchase of new Boeing aircraft and other fleet-related expenditures to improve the onboard experience of our existing aircraft.

The Company increased its short-term investments, net of proceeds, by $245 million in 2012 in order to improve interest income.

2011 compared to 2010

The Company’s capital expenditures, including aircraft purchase deposits, were $840 million and $416 million in 2011 and 2010, respectively. Approximately half of the capital expenditures in 2011 related to aircraft upgrades across the Company’s fleet for its international premium travel product as well as various facility and ground equipment projects. Some of these capital expenditures relate to improvements to assets as a result of the Merger. Also, in 2011, the Company purchased nine aircraft that were operated under leases for $88 million and were immediately sold to third parties upon acquisition for proceeds of $72 million.

In December 2011, United cash collateralized $194 million of its letters of credit that had previously been issued and collateralized under the Amended Credit Facility, resulting in an increase in restricted cash.

The Company increased its short-term investments, net of proceeds, by $898 million in 2011 as compared to 2010. This was primarily due to the placement of additional funds with outside money managers and movement of liquid assets from cash to short-term investments.

Cash Flows from Financing Activities

Significant financing events in 2012 were as follows:

•

In March 2012, United created two pass-through trusts that issued an aggregate principal amount of $892 million of pass-through certificates. United received all $892 million in proceeds raised by the pass-through trusts as of December 31, 2012 in exchange for United’s issuance of an equivalent principal amount of equipment notes, which has been recorded as debt. The proceeds were used to fund the acquisition of new aircraft, and in the case of currently owned aircraft, for general corporate purposes;

•

In October 2012, United created two pass-through trusts, one of which issued $712 million aggregate principal amount of Class A pass-through certificates with a stated interest rate of 4% and the second of which issued $132 million aggregate principal amount of Class B pass-through certificates with a stated interest rate of 5.5%. The proceeds of the issuance of the Class A and Class B pass-through certificates, which amounted to $844 million, are used to purchase equipment notes issued by United. Of the $844 million in proceeds raised by the pass-through trusts, United received $293 million as of December 31, 2012. United expects to receive the remaining proceeds from the issuance during the first seven months of 2013 as aircraft are delivered to the Company and United issues equipment notes to the trusts. The Company records the debt obligation upon issuance of the equipment notes rather than upon the initial issuance of the pass-through certificates. The proceeds have been and are expected to be used to fund the acquisition of new aircraft;

•

In December 2012, United created one pass-through trust which issued $425 million aggregate principal amount of Class C pass-through certificates with a stated interest rate of 6.125%. The proceeds of the issuance of the Class C pass-through certificates are used to purchase equipment notes issued by United related to the aircraft financed in both the March and October 2012 EETC financings. Of the $425 million in proceeds raised by the pass-through trust, United received $278 million as of December 31, 2012. United expects to receive the remaining proceeds from the issuance during the first seven months of 2013 as aircraft are delivered to the Company and United issues equipment notes to the trust. The Company records the debt obligation upon issuance of the equipment notes rather than upon the initial issuance of the pass-through certificates;

•

During the year ended December 31, 2012, the Company made debt and capital lease payments of $1.5 billion, including prepayments. These payments include $195 million related to United’s Series 2002-1 EETCs; and

•

In August 2012, the New Jersey Economic Development Authority (the “Authority”) issued approximately $101 million of special facility revenue bonds (the “2012 Bonds”) to provide funds for the defeasance of approximately $100 million of the Authority’s previously issued and outstanding special facility revenue bonds maturing on September 15, 2012 (the “Refunded Bonds”). The Refunded Bonds were guaranteed by United and payable from certain rental payments made by United pursuant to two lease agreements between the Authority and United. The 2012 Bonds are payable from certain loan repayments made by United under a loan agreement between United and the Authority. The 2012 Bonds are recorded by the Company as unsecured long-term debt.

Significant financing events in 2011 were as follows:

•

The Company entered into a $500 million Revolving Credit Facility with a syndicate of banks, led by Citibank, N.A., as administrative agent. The facility was undrawn at December 31, 2012 and has an expiration date of January 30, 2015. It is secured by take-off and landing slots at Newark Liberty International Airport, LaGuardia Airport and Reagan National Airport and certain other assets. The Company terminated its prior $255 million revolver under the Amended Credit Facility on December 21, 2011. As of December 31, 2012, the Company had all of its commitment capacity under the Revolving Credit Facility available for letters of credit or borrowings;

•

During 2011, the Company made debt and capital lease payments of $2.6 billion. These payments include $150 million related to the repurchase of UAL’s 5% Senior Convertible Notes and $570 million related to the repurchase of UAL’s 4.5% Senior Limited-Subordination Convertible Notes; and

•

The Company received $239 million in 2011 from its December 2010 pass-through trust financing. The proceeds were used to fund the acquisition of new aircraft and in the case of the currently owned aircraft, for general corporate purposes.

Significant financing events in 2010 were as follows:

•

In January 2010, United issued $500 million of the Senior Secured Notes due 2013 and $200 million of the Senior Second Lien Notes due 2013, which were secured by United’s route authority to operate between the United States and Japan and beyond Japan to points in other countries, certain airport takeoff and landing slots and airport gate leaseholds utilized in connection with these routes;

•

In January 2010, United issued the remaining $1.3 billion in principal amount of the equipment notes relating to the Series 2009-1 and 2009-2 EETCs. Issuance proceeds of approximately $1.1 billion were used to repay the Series 2000-2 and 2001-1 EETCs and the remaining proceeds were used for general corporate purposes;

•

In December 2010, United issued approximately $427 million of Series 2010-1 Class A and Class B pass-through certificates through two pass-through trusts. In December 2010, United issued $188 million in principal amount of equipment notes relating to its December 2010 pass-through trust financing. United used $90 million of the proceeds for general corporate purposes and $98 million of the proceeds to purchase three new Boeing 737 aircraft. The proceeds used to purchase the three new Boeing 737 aircraft were accounted for as a noncash investing and financing activity; and

•

In 2010, United acquired six aircraft through the exercise of its lease purchase options. Aircraft lease deposits of $236 million provided financing cash that was primarily utilized by United to make the final payments due under these capital lease obligations.

For additional information regarding these matters and other liquidity events, see Notes 5, 14 and 15 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K.

Credit Ratings. As of the filing date of this Current Report on Form 8-K, UAL had the following corporate credit ratings:

	S&P	Moody’s	Fitch
UAL	B	B2	B

A separate credit rating did not previously exist for United. United Air Lines, Inc. and Continental’s credit ratings were equivalent to UAL as of the filing date of the Form 10-K. These credit ratings are below investment grade levels. Downgrades from these rating levels, among other things, could restrict the availability and/or increase the cost of future financing for the Company.

Other Liquidity Matters

Below is a summary of additional liquidity matters. See the indicated notes to our consolidated financial statements included under Exhibit 99.3 of this Current Report on Form 8-K for additional details related to these and other matters affecting our liquidity and commitments.

Pension and other postretirement benefit obligations	Note 9
Hedging activities	Note 13
Long-term debt	Note 14
Operating leases	Note 15
Regional capacity purchase agreements	Note 15
Commitments and contingencies	Note 17

Covenants. Certain of the Company’s financing agreements have covenants that impose certain operating and financial restrictions, as applicable, on the Company and its material subsidiaries.

Among other covenants, the Company and certain of its subsidiaries are guarantors under the Amended Credit Facility and are required to maintain the minimum of the following as set forth below:

Unrestricted cash balance at all times (as defined in the Amended Credit Facility)	$1.0 billion

Ratio of collateral value to debt obligations (that may increase if a specified dollar value of the route collateral is released)	1.5 to 1.0

Fixed charge coverage ratio for twelve month periods measured at the end of each calendar quarter	1.5 to 1.0

Additionally, the Revolving Credit Facility requires the Company to maintain the minimum of the following as set forth below:

Unrestricted liquidity at all times (includes unrestricted cash, short term investments and any undrawn amounts under any revolving credit facility)	$3.0 billion

Ratio of appraised value of collateral to the outstanding obligations under the Revolving Credit Facility	1.67 to 1.0

Among other covenants, the indenture governing United’s 6.75% Senior Secured Notes due 2015 (the “Senior Notes”) requires the issuer to maintain a minimum ratio of collateral value to debt obligations as of certain reference periods. If the value of the collateral underlying the Senior Notes declines such that United no longer maintains the minimum required ratio of collateral value to debt obligations, United may be required to pay additional interest at the rate of 2% per annum, provide additional collateral to secure the noteholders’ lien or repay a portion of the Senior Notes.

The amended and restated indenture for the New PBGC Notes, which are unsecured, contains covenants that, among other things, restrict the ability of UAL and its subsidiaries to incur additional indebtedness and pay dividends on or repurchase stock. These covenants cease to be in effect when the indenture covering the Senior Notes is discharged. However, if UAL at that time or thereafter has a series of public debt securities with a principal amount of $300 million or more that has the benefit of covenants that are substantially similar to those contained in the indenture for the New PBGC Notes, then subject to certain conditions and upon written request of the PBGC to the Company, the Company will use commercially reasonable efforts to amend the indenture for the New PBGC Notes to include such covenants.

A breach of certain of the covenants or restrictions contained in the Amended Credit Facility, the Revolving Credit Facility, the indenture governing the Senior Notes or certain other debt instruments could result in a default and a subsequent acceleration of the applicable debt obligations. The indenture governing the Senior Notes contains a cross-default provision that would be triggered if the Company were to fail to make payment when due with respect to certain obligations regarding frequent flyer miles purchased by Chase under United’s Co-Brand Agreement. The Revolving Credit Facility includes events of default customary for similar financings. In addition, the Amended Credit Facility and the Revolving Credit Facility contain cross-default and/or cross-acceleration provisions pursuant to which default and/or acceleration of certain other material indebtedness of the Company could result in a default under the Amended Credit Facility, the Revolving Credit Facility, or both.

United has agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of United’s credit card processing agreements, the financial institutions either require, or under certain circumstances have the right to require, that United maintains a reserve equal to a portion of advance ticket sales that has been processed by that financial institution, but for which United has not yet provided the air transportation. Such financial institutions may require additional cash or other collateral reserves to be established or additional withholding of payments related to receivables collected if United does not maintain certain minimum levels of unrestricted cash, cash equivalents and short term investments. United’s current level of unrestricted cash, cash equivalents and short term investments is substantially in excess of these minimum levels.

Capital Commitments and Off-Balance Sheet Arrangements. The Company’s business is capital intensive, requiring significant amounts of capital to fund the acquisition of assets, particularly aircraft. In the past, the Company has funded the acquisition of aircraft through outright purchase, by issuing debt, by entering into capital or operating leases, or through vendor financings. The Company also often enters into long-term lease commitments with airports to ensure access to terminal, cargo, maintenance and other required facilities.

The table below provides a summary of the Company’s material contractual obligations as of December 31, 2012 (in billions):

	2013	2014	2015	2016	2017	After 2017	Total
Long-term debt (a)	$1.8	$2.1	$2.0	$1.0	$0.5	$5.0	$12.4
Capital lease obligations—principal portion	0.1	0.1	0.1	0.1	0.1	0.4	0.9

Total debt and capital lease obligations	1.9	2.2	2.1	1.1	0.6	5.4	13.3
Interest on debt and capital lease obligations (b)	0.7	0.6	0.6	0.4	0.3	2.0	4.6
Aircraft operating lease obligations	1.5	1.5	1.2	1.0	0.9	1.4	7.5
Capacity purchase agreements (c)	1.8	1.6	1.4	1.2	1.2	2.3	9.5
Other operating lease obligations	1.1	1.0	0.8	0.7	0.7	5.4	9.7
Postretirement obligations (d)	0.1	0.1	0.2	0.2	0.2	0.9	1.7
Pension obligations (e)	0.2	0.1	0.2	0.2	0.2	1.2	2.1
Capital purchase obligations (f)	1.8	1.5	2.0	3.0	2.5	7.1	17.9

Total contractual obligations	$9.1	$8.6	$8.5	$7.8	$6.6	$25.7	$66.3

(a)	Long-term debt presented in the Company’s financial statements is net of a $152 million debt discount which is being amortized over the debt terms. Contractual payments are not net of the debt discount. Contractual long-term debt includes $83 million of non-cash obligations as these debt payments are made directly to the creditor by a company that leases three aircraft from United. The creditor’s only recourse to United is repossession of the aircraft.
(b)	Includes interest portion of capital lease obligations of $92 million in 2013, $81 million in 2014, $63 million in 2015, $57 million in 2016, $37 million in 2017 and $210 million thereafter. Future interest payments on variable rate debt are estimated using estimated future variable rates based on a yield curve.
(c)	Represents our estimates of future minimum noncancelable commitments under our capacity purchase agreements and does not include the portion of the underlying obligations for aircraft and facility rent that is disclosed as part of aircraft and nonaircraft operating leases. Amounts also exclude a portion of United’s capital lease obligation recorded for certain of its capacity purchase agreements. See Note 15 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K for the significant assumptions used to estimate the payments.
(d)	Amounts represent postretirement benefit payments, net of subsidy receipts, through 2022. Benefit payments approximate plan contributions as plans are substantially unfunded.
(e)	Represents estimate of the minimum funding requirements as determined by government regulations for United’s material plans. Amounts are subject to change based on numerous assumptions, including the performance of assets in the plan and bond rates. See Critical Accounting Policies, below, for a discussion of our assumptions regarding United’s pension plans.
(f)	Represents contractual commitments for firm order aircraft and spare engines only, net of previously paid purchase deposits, and noncancelable commitments to purchase goods and services, primarily information technology support. See Note 17 to the financial statements included under Exhibit 99.3 of this Current Report on Form 8-K for a discussion of our purchase commitments.

Contingencies

EETCs.

In October 2012, United created two pass-through trusts, one of which issued $712 million aggregate principal amount of Class A pass-through certificates with a stated interest rate of 4% and the second of which issued $132 million aggregate principal amount of Class B pass-through certificates with a stated interest rate of 5.5%. The proceeds of the issuance of the Class A and Class B pass-through certificates, which amounted to $844 million, are used to purchase equipment notes issued by United. Of the $844 million in proceeds raised by the pass-through trusts, United received $293 million as of December 31, 2012. United expects to receive the remaining proceeds from the issuance during the first seven months of 2013 as aircraft are delivered to the Company and United issues equipment notes to the trusts. The Company records the debt obligation upon issuance of the equipment notes rather than upon the initial issuance of the pass-through certificates. The proceeds have been and are expected to be used to fund the acquisition of new aircraft.

In December 2012, United created one pass-through trust which issued $425 million aggregate principal amount of Class C pass-through certificates with a stated interest rate of 6.125%. The proceeds of the issuance of the Class C pass-through certificates are used to purchase equipment notes issued by United related to the aircraft financed in both the March and October 2012 EETC financings. Of the $425 million in proceeds raised by the pass-through trusts, United had received $278 million as of December 31, 2012. United expects to receive the remaining proceeds from the issuance during the first seven months of 2013 as aircraft are delivered to the Company and United issues equipment notes to the trusts. The Company records the debt obligation upon issuance of the equipment notes rather than upon the initial issuance of the pass-through certificates.

The Company evaluated whether the pass-through trusts formed are variable interest entities (“VIEs”) required to be consolidated by the Company under applicable accounting guidance, and determined that the pass-through trusts are VIEs. The Company determined that it does not have a variable interest in the pass-through trusts. The Company does not invest in or obtain a financial interest in the pass-through trusts. Rather, United has an obligation to make interest and principal payments on its equipment notes held by the pass-through trusts. The Company did not intend to have any voting or non-voting equity interest in the pass-through trusts or to absorb variability from the pass-through trusts. Based on this analysis, the Company determined that it is not required to consolidate the pass-through trusts.

Legal and Environmental. The Company has certain contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of the litigation and claims will not materially affect the Company’s consolidated financial position or results of operations. The Company records liabilities for legal and environmental claims when a loss is probable and reasonably estimable. These amounts are recorded based on the Company’s assessments of the likelihood of their eventual disposition.

Many aspects of the Company’s operations are subject to increasingly stringent federal, state and local and international laws protecting the environment. Future environmental regulatory developments, such as climate change regulations in the U.S. and abroad, could adversely affect operations and increase operating costs in the airline industry.

There are certain laws and regulations relating to climate change that apply to the Company, including the European Union Emissions Trading Scheme (which is subject to international dispute), environmental taxes for certain international flights (including the United Kingdom’s Air Passenger Duty and Germany’s departure ticket tax), limited greenhouse gas reporting requirements, and the State of California’s cap and trade regulations (which impacts the Company’s San Francisco maintenance center). In addition, there are land-based planning laws that could apply to airport expansion projects, requiring a review of greenhouse gas emissions, and could affect airlines in certain circumstances.

Off-Balance Sheet Arrangements. An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity, or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support, or that engages in leasing, hedging or research and development arrangements. The Company’s primary off-balance sheet arrangements include operating leases, which are summarized in the contractual obligations table in Capital Commitments and Off-Balance Sheet Arrangements, above, and certain municipal bond obligations, as discussed below.

As of December 31, 2012, United had cash collateralized $77 million of letters of credit, most of which had previously been issued under the Amended Credit Facility. United also had $367 million of performance bonds and letters of credit relating to various real estate, customs and aircraft financing obligations at December 31, 2012. Most of the letters of credit have evergreen clauses and are expected to be renewed on an annual basis and the performance bonds have expiration dates through 2016.

As of December 31, 2012, United is the guarantor of approximately $1.9 billion in aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon. These bonds, issued by various airport municipalities, are payable solely from rentals paid under long-term agreements with the respective governing bodies. The leasing arrangements associated with a majority of these obligations are accounted for as operating leases and are not recorded in the Company’s financial statements. The leasing arrangements associated with a minority of these obligations are accounted for as capital leases. The annual lease payments for those obligations accounted for as operating leases are included in the operating lease payments in the contractual obligations table in Capital Commitments and Off-Balance Sheet Arrangements, above.

Increased Cost Provisions. In the Company’s financing transactions that include loans, the Company typically agrees to reimburse lenders for any reduced returns with respect to the loans due to any change in capital requirements and, in the case of loans in which the interest rate is based on LIBOR, for certain other increased costs that the lenders incur in carrying these loans as a result of any change in law, subject in most cases to certain mitigation obligations of the lenders. At December 31, 2012, the Company had $2.6 billion of floating rate debt and $347 million of fixed rate debt, with remaining terms of up to ten years, that are subject to these increased cost provisions. In several financing transactions involving loans or leases from non-U.S. entities, with remaining terms of up to nine years and an aggregate balance of $2.8 billion, we bear the risk of any change in tax laws that would subject loan or lease payments thereunder to non-U.S. entities to withholding taxes, subject to customary exclusions.

Fuel Consortia. United participates in numerous fuel consortia with other carriers at major airports to reduce the costs of fuel distribution and storage. Interline agreements govern the rights and responsibilities of the consortia members and provide for the allocation of the overall costs to operate the consortia based on usage. The consortia (and in limited cases, the participating carriers) have entered into long-term agreements to lease certain airport fuel storage and distribution facilities that are typically financed through tax-exempt bonds (either special facilities lease revenue bonds or general airport revenue bonds), issued by various local municipalities. In general, each consortium lease agreement requires the consortium to make lease payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. As of December 31, 2012, approximately $1.3 billion principal amount of such bonds were secured by significant fuel facility leases in which United participates, as to which United and each of the signatory airlines have provided indirect guarantees of the debt. As of December 31, 2012, the

Company’s contingent exposure was approximately $259 million principal amount of such bonds based on its recent consortia participation. The Company’s contingent exposure could increase if the participation of other air carriers decreases. The guarantees will expire when the tax-exempt bonds are paid in full, which range from 2014 to 2041. The Company did not record a liability at the time these indirect guarantees were made.

Critical Accounting Policies

Critical accounting policies are defined as those that are affected by significant judgments and uncertainties which potentially could result in materially different accounting under different assumptions and conditions. The Company has prepared the financial statements in conformity with U.S. generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates under different assumptions or conditions. The Company has identified the following critical accounting policies that impact the preparation of the financial statements.

Passenger Revenue Recognition. The value of unused passenger tickets is included in current liabilities as advance ticket sales. The Company records passenger ticket sales and tickets sold by other airlines for use on United as passenger revenue when the transportation is provided or upon estimated breakage. Tickets sold by other airlines are recorded at the estimated values to be billed to the other airlines. Non-refundable tickets generally expire on the date of the intended flight, unless the date is extended by notification from the customer on or before the intended flight date.

Fees charged in association with changes or extensions to non-refundable tickets are recorded as other revenue at the time the fee is incurred. The fare on the changed ticket, including any additional collection, is deferred and recognized in accordance with our transportation revenue recognition policy at the time the transportation is provided. Change fees related to non-refundable tickets are considered a separate transaction from the air transportation because they represent a charge for the Company’s additional service to modify a previous sale. Therefore, the pricing of the change fee and the initial customer order are separately determined and represent distinct earnings processes. Refundable tickets expire after one year.

The Company records an estimate of breakage revenue for tickets that will expire in twelve months without usage. These estimates are based on the evaluation of actual historical results. The Company recognizes cargo and other revenue as service is provided. See separate discussion in Frequent Flyer Accounting, below.

Frequent Flyer Accounting

Frequent Flyer Accounting. The Company has a frequent flyer program that is designed to increase customer loyalty. Program participants earn mileage credits (“miles”) by flying on United and certain other participating airlines. Program participants can also earn miles through purchases from other non-airline partners that participate in the Company’s loyalty program. We sell miles to these partners, which include credit card issuers, retail merchants, hotels, car rental companies and our participating airline partners. Miles can be redeemed for free, discounted or upgraded air travel and non-travel awards. The Company records its obligation for future award redemptions using a deferred revenue model.

Miles Earned in Conjunction with Flights. In the case of the sale of air services, the Company recognizes a portion of the ticket sales as revenue when the air transportation occurs and defers a portion of the ticket sale representing the value of the related miles.

In accordance with ASU 2009-13, the Company determines the estimated selling price of the air transportation and miles as if each element is sold on a separate basis. The total consideration from each ticket sale is then allocated to each of these elements individually on a pro rata basis. The Company revised the estimated selling price of miles as a prospective change in estimate, effective January 1, 2012, and it is based on the price we sell miles to Star Alliance partners in our reciprocal frequent flyer agreements as the best estimate of selling price for these miles. Any changes to the composition of Star Alliance airline partners may result in the existing estimated selling price of air transportation miles no longer being representative of the best estimate of selling price and could result in a change to the amount and method we use to determine the estimated selling price. On February 14, 2013, US Airways announced an agreement to merge with AMR Corporation and its intent to exit Star Alliance as a result of such merger. We are currently unable to estimate the timing or amount of any changes to estimated selling price as a result of this merger.

Co-branded Credit Card Partner Mileage Sales. United also has a significant contract to sell frequent flyer miles to its co-branded credit card partner, Chase. In June 2011, this contract was modified and United entered into the Co-Brand Agreement with Chase. United identified five revenue elements in the Co-Brand Agreement: the air transportation element represented by the value of the mile (generally resulting from its redemption for future air transportation); use of the United brand and access to frequent flyer member lists; advertising; baggage services; and airport lounge usage (together, excluding “the air transportation element”, the “marketing-related deliverables”).

The fair value of the elements is determined using management’s estimated selling price of each element. The objective of using the estimated selling price based methodology is to determine the price at which we would transact a sale if the product or service were sold on a stand-alone basis. Accordingly, we determine our best estimate of selling price by considering multiple inputs and methods including, but not limited to, discounted cash flows, brand value, volume discounts, published selling prices, number of miles awarded and number of miles redeemed. The Company estimated the selling prices and volumes over the term of the Co-Brand Agreement in order to determine the allocation of proceeds to each of the multiple elements to be delivered.

The estimated selling price of miles calculated is generally consistent with the methodology as described above in Miles Earned in Conjunction with Flights. The Company calculates its estimated selling price for miles based on the rate at which we sell miles to our Star Alliance partners participating in reciprocal frequent flyer programs as the estimated selling price for miles. Management prospectively applied this change in estimate effective January 1, 2012. The financial impact of this change in estimate in 2012 was substantially offset by the Company’s change in estimate of its breakage for a portion of its miles, which were previously not subject to an expiration policy. The Company accounts for miles sold and awarded that will never be redeemed by program members, which we referred to as “breakage,” using the redemption method. The Company reviews its breakage estimates annually based upon the latest available information regarding redemption and expiration patterns. The revised estimates to breakage in 2012 increased the estimate of miles in the population that are expected to ultimately expire.

The Company’s estimate of the expected expiration of miles requires significant management judgment. Current and future changes to expiration assumptions or to the expiration policy, or to program rules and program redemption opportunities, may result in material changes to the deferred revenue balance as well as recognized revenues from the programs.

The Company records passenger revenue related to the air transportation element when the transportation is delivered. The other elements are generally recognized as other operating revenue when earned.

The annual impact of adopting ASU 2009-13 on operating revenue will decrease over time. Our ability to project the annual decline for each year is significantly impacted by credit card sales volumes, frequent flyer redemption patterns, and other factors.

The following table summarizes information related to the Company’s frequent flyer deferred revenue liability:

Frequent flyer deferred revenue at December 31, 2012 (in millions)	$5,120

% of miles earned expected to expire or go unredeemed	24%

Impact of 1% change in outstanding miles or weighted average ticket value on deferred revenue (in millions)	$79

Goodwill and Indefinite-lived Intangible Assets. Goodwill and indefinite-lived intangible assets are not amortized but are reviewed for impairment annually, as of October 1, or more frequently if events or circumstances indicate that the asset may be impaired. Long-lived assets are amortized over their estimated useful lives and are reviewed for impairment whenever an indicator of impairment exists.

Goodwill represents the excess purchase price over the fair value of the assets acquired and liabilities assumed in the Merger. All goodwill and other purchase accounting adjustments have been pushed down to United’s financial statements.

Goodwill is measured for impairment by initially comparing the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of the reporting unit is less than the carrying value, a second step is performed to determine the implied fair value of goodwill. If the implied fair value of goodwill is lower than its carrying value, an impairment charge equal to the difference is recorded.

The Company has one consolidated reporting unit. In 2012, the Company estimated the fair value of the consolidated reporting unit using both an income and a market approach. The income approach computes fair value by discounting future cash flows of the business and is dependent on a number of critical management assumptions including estimates of future capacity, passenger yield, traffic, operating costs (including fuel prices), appropriate discount rates and other relevant assumptions. The market approach computes fair value by adding a control premium to the Company’s market capitalization. The Company’s fair value exceeded its carrying value under both approaches, and no goodwill impairment was recorded in 2012.

The Company’s indefinite-lived intangible assets include certain international route authorities, take-off and landing slots at various airports, airline partner alliances and the United trade name and logo. The fair values of the assets for purposes of the annual impairment test were determined using the market and income approaches. The fair value measurements were primarily based on significant inputs that are not observable in the market. We utilized the market approach to value certain intangible assets such as airport take-off and landing slots when sufficient market information was available. The income approach was primarily used to value the international route authorities, airline partner alliances, the United trade name and logo, and certain airport take-off and landing slots. The income approach indicates value for a subject asset based on the present value of cash flows projected to be generated by the asset. Projected cash flows are discounted at a required market rate of return that reflects the relative risk of achieving the cash flows and the time value of money.

The Company recorded impairment charges for indefinite-lived intangible assets of $30 million, $4 million and $29 million during the years ended December 31, 2012, 2011 and 2010, respectively. During 2012 and 2011, the Company recorded impairment charges of $30 million and $4 million, respectively, on certain intangible assets related to European take-off and landing slots to reflect the estimated fair value of these assets as part of its annual impairment test of indefinite-lived intangible assets. In 2010, the Company recorded a $29 million impairment of its Brazil routes primarily due to the open skies agreement between the United States and Brazil which may result in a decrease in revenue from these routes.

Long-Lived Assets. The net book value of operating property and equipment for the Company was $17.3 billion and $16.4 billion at December 31, 2012 and 2011, respectively. The assets’ recorded value is impacted by a number of accounting policy elections, including the estimation of useful lives and residual values and, when necessary, the recognition of asset impairment charges.

The Company records assets acquired, including aircraft, at acquisition cost. Depreciable life is determined through economic analysis, such as reviewing existing fleet plans, obtaining appraisals and comparing estimated lives to other airlines that operate similar fleets. As aircraft technology has improved, useful life has increased and the Company has generally estimated the lives of those aircraft to be 30 years. Residual values are estimated based on historical experience with regard to the sale of both aircraft and spare parts and are established in conjunction with the estimated useful lives of the related fleets. Residual values are based on when the aircraft are acquired and typically reflect asset values that have not reached the end of their physical life. Both depreciable lives and residual values are revised periodically as facts and circumstances arise to recognize changes in the Company’s fleet plan and other relevant information. A one-year increase in the average depreciable life of the Company’s flight equipment would reduce annual depreciation expense on flight equipment by approximately $50 million.

The Company evaluates the carrying value of long-lived assets and intangible assets subject to amortization whenever events or changes in circumstances indicate that an impairment may exist. For purposes of this testing, the Company has generally identified the aircraft fleet type as the lowest level of identifiable cash flows for purposes of testing aircraft for impairment. An impairment charge is recognized when the asset’s carrying value exceeds its net undiscounted future cash flows and its fair market value. The amount of the charge is the difference between the asset’s carrying value and fair market value.

Defined Benefit Plan Accounting. We sponsor defined benefit pension plans for eligible employees and retirees. The most critical assumptions impacting our defined benefit pension plan obligations and expenses are the weighted average discount rate and the expected long-term rate of return on the plan assets.

United’s pension plans’ under-funded status was $2.4 billion at December 31, 2012. Funding requirements for tax-qualified defined benefit pension plans are determined by government regulations. We estimate that our minimum funding requirements during 2013 is approximately $217 million. The fair value of the plans’ assets was $2.2 billion at December 31, 2012.

When calculating pension expense for 2013, the Company assumed that its plans’ assets would generate a long-term rate of return of 7.54%. The expected long-term rate of return assumption was developed based on historical experience and input from the trustee managing the plans’ assets. The expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on a goal of earning the highest rate of return while maintaining risk at acceptable levels. Our projected long-term rate of return is slightly higher than some market indices due to the active management of our plans’ assets, and is supported by the historical returns on our plans’ assets. The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. We regularly review actual asset allocation and the pension plans’ investments are periodically rebalanced to the targeted allocation when considered appropriate.

The defined benefit pension plans’ assets consist of return generating investments and risk mitigating investments which are held through direct ownership or through interests in common collective trusts. Return generating investments include primarily equity securities, fixed-income securities and alternative investments (e.g. private equity and hedge funds). Risk mitigating investments include primarily U.S. government and investment grade corporate fixed-income securities. The allocation of assets was as follows at December 31, 2012:

	Percent of Total	Expected Long-Term Rate of Return
Equity securities	47.9%	9.5%
Fixed-income securities	28.3	6.0
Alternatives	18.3	7.3
Other	5.5	3.8

Pension expense increases as the expected rate of return on plan assets decreases. Lowering the expected long-term rate of return on plan assets by 50 basis points (from 7.54% to 7.04%) would increase estimated 2013 pension expense by approximately $15 million.

Future pension obligations for United’s plans were discounted using a weighted average rate of 4.19% at December 31, 2012. The Company selected the 2012 discount rate for each of its plans by using a hypothetical portfolio of high quality bonds at December 31, 2012 that would provide the necessary cash flows to match the projected benefit payments.

The pension liability and future pension expense both increase as the discount rate is reduced. Lowering the discount rate by 50 basis points (from 4.19% to 3.69%) would increase the pension liability at December 31, 2012 by approximately $470 million and increase the estimated 2013 pension expense by approximately $60 million.

Future changes in plan asset returns, plan provisions, assumed discount rates, pension funding law and various other factors related to the participants in our pension plans will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

Actuarial gains or losses are triggered by changes in assumptions or experience that differ from the original assumptions. Under the applicable accounting standards for defined benefit pension plans, those gains and losses are not required to be recognized currently as pension benefit expense, but instead may be deferred as part of accumulated other comprehensive income and amortized into expense over the average remaining service life of the covered active employees. All gains and losses in accumulated other comprehensive income are amortized to expense over the remaining years of service of the covered active employees. At December 31, 2012 and 2011, the Company had unrecognized actuarial losses for pension benefit plans of $826 million and $231 million, respectively, recorded in accumulated other comprehensive income.

Other Postretirement Benefit Plan Accounting. United’s postretirement plan provides certain health care benefits, primarily in the U.S., to retirees and eligible dependents, as well as certain life insurance benefits to certain retirees reflected as “Other Benefits.” United also has retiree medical programs that permit retirees who meet certain age and service requirements to continue medical coverage between retirement and Medicare eligibility. Eligible employees are required to pay a portion of the costs of their retiree medical benefits, which in some cases may be offset by accumulated unused sick time at the time of their retirement. Plan benefits are subject to co-payments, deductibles, and other limits as described in the plans.

The Company accounts for other postretirement benefits by recognizing the difference between plan assets and obligations, or the plan’s funded status, in its financial statements. Other postretirement benefit expense is recognized on an accrual basis over employees’ approximate service periods and is generally calculated independently of funding decisions or requirements. United has not been required to pre-fund its plan obligations, which has resulted in a significant net obligation, as discussed below.

The Company’s benefit obligation was $2.7 billion and $2.5 billion for the other postretirement benefit plans at December 31, 2012 and 2011, respectively. The year-over-year increase is due to changes in the assumptions used to value the obligation for United’s plan, such as the decrease in the discount rate.

The calculation of other postretirement benefit expense and obligations requires the use of a number of assumptions, including the assumed discount rate for measuring future payment obligations and the health care cost trend rate. The Company determines the appropriate discount rate for each of the plans based on current rates on high quality corporate bonds that would generate the cash flow necessary to pay plan benefits when due. The Company’s weighted average discount rate to determine its benefit obligations as of December 31, 2012 was 4.12%, as compared to 4.91% for December 31, 2011. The health care cost trend rate assumed for 2012 was 7%, as compared to assumed trend rate for 2013 of 6.8%, declining to 5% in 2020. A 1% increase in assumed health care trend rates would increase the Company’s total service and interest cost for the year ended December 31, 2012 by $22 million; whereas, a 1% decrease in assumed health care trend rates would decrease the Company’s total service and interest cost for the year ended December 31, 2012 by $18 million, respectively. A one percentage point decrease in the weighted average discount rate would increase the Company’s postretirement benefit liability by approximately $336 million and increase the estimated 2012 benefits expense by approximately $23 million.

Actuarial gains or losses are triggered by changes in assumptions or experience that differ from the original assumptions. Under the applicable accounting standards for postretirement welfare benefit plans, those gains and losses are not required to be recognized currently as other postretirement expense, but instead may be deferred as part of accumulated other comprehensive income and amortized into expense over the average remaining service life of the covered active employees. All gains and losses in accumulated other comprehensive income are amortized to expense over the remaining years of service of the covered active employees. At December 31, 2012 and 2011, the Company had unrecognized actuarial gains/(losses) for postretirement welfare benefit plans of $(79) million and $33 million, respectively, recorded in accumulated other comprehensive income.

Income Taxes

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including the reversals of deferred tax liabilities) during the periods in which those deferred tax assets will become deductible. The Company’s management assesses available positive and negative evidence regarding the realizability of its deferred tax assets and records a valuation allowance when it is more likely than not that deferred tax assets will not be realized. To form a conclusion, management considers positive evidence in the form of reversing temporary differences, projections of future taxable income and tax planning strategies, and negative evidence such as recent history of losses. Although the Company was no longer in a three-year cumulative loss position at the end of 2012, management determined that the loss in 2012, the overall modest level of cumulative pretax income in the three years ended December 31, 2012 of 0.4% of total revenues in that period and the uncertainty associated with projecting future taxable income supported the conclusion that the valuation allowance was still necessary on net deferred assets. As a result of the loss sustained in 2012 and the need to complete final integration activities that produce synergies and overcome cost increases from new labor agreements, management’s position is that sufficient positive evidence to support a reversal of the remaining valuation allowance does not exist and has retained a full valuation allowance on its deferred tax assets. Management will continue to evaluate future financial performance, as well as the impacts of special charges on such performance, to determine whether such performance provides sufficient evidence to support reversal of the valuation allowance.

Forward-Looking Information

Certain statements throughout Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this Current Report on Form 8-K are forward-looking and thus reflect the Company’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the Company’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.

Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this Current Report on Form 8-K are based upon information available to the Company on the date of this Current Report on Form 8-K. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.

The Company’s actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: its ability to comply with the terms of its various financing arrangements; the costs and availability of financing; its ability to maintain adequate liquidity; its ability to execute its operational plans; its ability to control its costs, including realizing benefits from its resource optimization efforts, cost reduction initiatives and fleet replacement programs; its ability to utilize its net operating losses; its ability to attract and retain customers; demand for transportation in the markets in which it operates; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); its ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and demand; its capacity decisions and the capacity decisions of its competitors; U.S. or foreign governmental legislation, regulation and other actions; labor costs; its ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with its union groups; any disruptions to operations due to any potential actions by its labor groups; weather conditions; the possibility that expected Merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rates. Our net income (loss) is affected by fluctuations in interest rates (e.g. interest expense on variable-rate debt and interest income earned on short-term investments). The Company’s policy is to manage interest rate risk through a combination of fixed and variable rate debt. The following table summarizes information related to the Company’s interest rate market risk at December 31 (in millions):

	2012		2011
	UAL	United	UAL	United
Variable rate debt
Carrying value of variable rate debt at December 31	$2,869	$2,869	$3,280	$3,280
Impact of 100 basis point increase on projected interest expense for the following year	25	25	31	31
Fixed rate debt
Carrying value of fixed rate debt at December 31	9,383	8,981	8,402	7,993
Fair value of fixed rate debt at December 31	10,569	9,610	8,996	8,137
Impact of 100 basis point increase in market rates on fair value	(349)	(348)	(272)	(269)

A change in market interest rates would also impact interest income earned on our cash, cash equivalents and short-term investments. Assuming our cash, cash equivalents and short-term investments remain at their average 2012 levels, a 100 basis point increase in interest rates would result in a corresponding increase in the Company’s interest income of approximately $74 million during 2013.

Commodity Price Risk (Aircraft Fuel). The availability and price of aircraft fuel significantly affects the Company’s operations, results of operations, financial position and liquidity.

To protect against increases in the prices of aircraft fuel, the Company routinely hedges a portion of its future fuel requirements. The Company generally uses financial hedge instruments including fixed price swaps, purchased call options, and commonly used combinations using put and call options including collars (sold put option combined with purchased call option) and three-ways (sold put option combined with purchased call option and a higher strike sold call option). These hedge instruments are generally based on aircraft fuel or closely related commodities including heating oil, diesel fuel and crude oil.

Some financial hedge contracts may result in losses if the underlying commodity prices drop below specified floor prices. However, the negative impact of these losses may be outweighed by the benefit of lower aircraft fuel cost since the Company typically hedges only a portion of its future fuel requirements. The Company does not enter into hedge instruments for trading purposes.

If fuel prices decline significantly from the levels existing at the time we enter into a hedge contract, we may be required to post collateral (margin) with our hedge counterparties. The Company frequently monitors this margin risk and assesses the potential of posting collateral with each of its counterparties. At times, when the fair market value of the Company’s hedge contracts is net positive to the Company, it is exposed to the event of non-performance by the counterparty to the hedge contract. The Company periodically monitors the credit worthiness of its counterparties and limits its exposure to any single counterparty.

The Company may adjust its hedging program based on changes in market conditions. The following table summarizes information related to the Company’s cost of fuel and hedging (in millions, except percentages):

Fuel Costs
In 2012, fuel cost as a percent of total operating expenses (a)	36%
Impact of $1 increase in price per barrel of aircraft fuel on annual fuel expense (b)	$94
Fuel Hedges
Asset fair value at December 31, 2012 (c)	$46
Impact of a concurrent 10% decrease in forward prices of the underlying commodities on the value of fuel hedges (d)	$(148)
Collateral the Company would be required to post with fuel hedge counterparties upon a concurrent 10% decrease in forward prices of the underlying commodities of fuel hedges (e)	$11

(a)	Includes related taxes and excludes hedging impacts and special charges. In 2011, the Company’s fuel cost was 37% of total operating expenses.
(b)	Based on 2013 projected fuel consumption. Does not include the impact of fuel hedges.
(c)	As of December 31, 2011, the net fair value of the Company’s fuel hedges was $73 million.
(d)	Based on fuel hedge positions at December 31, 2012.
(e)	Assumes instantaneous change in prices and includes margin related to some hedge positions beyond December 31, 2013; approximately 2% for 2014.

As of December 31, 2012, the Company had hedged approximately 31% and 2% of its projected fuel requirements (1.2 billion and 63 million gallons, respectively) for 2013 and 2014, respectively, with commonly used financial hedge instruments based on aircraft fuel or closely related commodities, such as heating oil, diesel fuel and crude oil.

The fuel hedge portfolio is comprised of many individual hedge contracts (primarily option contracts) on multiple underlying commodities and entered into at various points in time, resulting in a wide range of strike prices with several hedge counterparties. The table below provides a view of the economic impact of the hedge portfolio on the Company’s 2013 fuel costs given significant moves (up to +/-20%) in market fuel prices from December 31, 2012 (in millions).

Year ended December 31, 2013
(in $ per gallon)
Change in market fuel prices (a)	(Increase) decrease to unhedged fuel cost (b)	Hedge gain (loss) (c)	Net (increase) decrease to fuel cost
20%	(0.60)	0.08	(0.52)
10%	(0.30)	0.06	(0.24)
(10)%	0.30	(0.01)	0.29
(20)%	0.60	(0.06)	0.54

(a)	Projected using equal shifts in spot and forward prices for aircraft fuel and all commodities (heating oil, diesel, crude oil) underlying hedge contracts from December 31, 2012 levels.
(b)	Projections based on estimated consumption of four billion gallons and a price of $2.98 per gallon, excluding taxes and other delivery costs.
(c)	Cash gain/(loss), including premiums, on existing hedges as of December 31, 2012. Includes all hedges whether or not the hedges are designated for hedge accounting.

Foreign Currency. The Company generates revenues and incurs expenses in numerous foreign currencies. Changes in foreign currency exchange rates impact the Company’s results of operations through changes in the dollar value of foreign currency-denominated operating revenues and expenses. Some of the Company’s more significant foreign currency exposures include the Canadian dollar, Chinese renminbi, European euro and Japanese yen. At times, the Company uses derivative financial instruments to hedge its exposure to foreign currency. The Company does not enter into derivative instruments for non-risk management purposes.

The result of a uniform 10 percent strengthening in the value of the U.S. dollar from December 31, 2012 levels relative to each of the currencies in which the Company has foreign currency exposure would result in a decrease in pre-tax income of approximately $291 million for the year ending December 31, 2013. This sensitivity analysis was prepared based upon projected 2013 foreign currency-denominated revenues and expenses as of December 31, 2012.